Exhibit (a)(57)

LEGG MASON PARTNERS EQUITY TRUST

Amended and Restated Designation of Series of Shares of Beneficial Interests in the Trust

(February 18, 2015)

WHEREAS, the Trustees of the Trust, acting pursuant to Section 4.9 of the Declaration, have divided the Shares of the Trust in several Series of Shares of beneficial interests in the Trust (each, a “Series”);

WHEREAS, the Trustees have heretofore terminated certain Series so established and designated and/or have changed the names of certain Series so established and designated;

NOW THEREFORE, the following are the Series of the Trust, with certain changes listed below to be effective as of March 31, 2015, May 1, 2015 or June 1, 2015, each with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

1.	ClearBridge Aggressive Growth Fund

2.	ClearBridge Appreciation Fund

3.	ClearBridge Dividend Strategy Fund (ClearBridge Equity Income Fund prior to May 1, 2015)

4.	ClearBridge Tactical Dividend Income Fund

5.	ClearBridge All Cap Value Fund

6.	QS Batterymarch Global Equity Fund

7.	ClearBridge International Value Fund

8.	ClearBridge Large Cap Value Fund

9.	ClearBridge Large Cap Growth Fund

10.	QS Legg Mason Growth Fund (QS Legg Mason Lifestyle Allocation 85% prior to June 1, 2015)

11.	QS Legg Mason Moderate Growth Fund (QS Legg Mason Lifestyle Allocation 70% prior to June 1, 2015)

12.	QS Legg Mason Conservative Growth Fund (QS Legg Mason Lifestyle Allocation 50% prior to June 1, 2015)

13.	QS Legg Mason Defensive Growth Fund (QS Legg Mason Lifestyle Allocation 30% prior to June 1, 2015)

14.	ClearBridge Mid Cap Core Fund

15.	QS Batterymarch S&P 500 Index Fund

16.	ClearBridge Small Cap Growth Fund

17.	ClearBridge Small Cap Value Fund

18.	QS Batterymarch U.S. Large Cap Equity Fund

19.	Permal Alternative Core Fund

20.	ClearBridge Mid Cap Growth Fund

21.	ClearBridge International Small Cap Fund

22.	QS Legg Mason Dynamic Multi-Strategy Fund

23.	ClearBridge Select Fund

24.	QS Batterymarch Global Dividend Fund (QS Batterymarch Managed Volatility Global Dividend Fund prior to March 31, 2015)

25.	QS Batterymarch International Dividend Fund (QS Batterymarch Managed Volatility International Dividend Fund prior to March 31, 2015)

26.	ClearBridge Energy MLP & Infrastructure Fund

27.	Permal Alternative Select Fund

28.	ClearBridge Sustainability Leaders Fund

1. Each Share of each Series shall have a par value of $0.00001 per Share and shall be entitled to all the rights and preferences accorded to Shares under the Declaration.

2. The number of authorized Shares of each Series is unlimited.

3. Each Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time are described in the prospectus and statement of additional information contained in the Trust’s then currently effective registration statement under the Securities Act of 1933, as amended, to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time (“Prospectus”). Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.

4. With respect to the Shares of each Series, (a) the time and method of determining the purchase price, (b) the fees and expenses, (c) the qualifications for ownership, if any, (d) minimum purchase amounts, if any, (e) minimum account size, if any, (f) the price, terms and manner of redemption, (g) any conversion or exchange feature or privilege, (h) the relative dividend rights, and (i) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.

5. The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series or the Shares of such Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

6. The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust or terminate any Series hereby designated.

7. Capitalized terms not defined herein have the meanings given to such terms in the Declaration.